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                                                              EXHIBIT (a)(20)


Network Associates Announces Internal Accounting Investigation and Withdrawal Of McAfee.com Exchange Offer

     SANTA CLARA, Calif., April 25 /PRNewswire-FirstCall/ - Network Associates, Inc. (NYSE: NET) announced today that it has discovered accounting inaccuracies in its 1999 and 2000 financial statements requiring the restatement of these financials. The Company is conducting an internal investigation under the direction of the Audit Committee of its Board of Directors to determine the scope and magnitude of these inaccuracies. Although the investigation is still in its preliminary stages and the full extent of the restatement and all covered periods have yet to be conclusively determined, nothing has come to the attention of management or the Audit Committee that indicates the results of operations for 2001 or Q1 2002 require restatement.

     The Company has informed the Staff of the SEC of the Audit Committee's internal investigation and will keep the SEC informed as to its progress.

     In light of the anticipated restatement, Network Associates is withdrawing its exchange offer to acquire the Class A common stock of McAfee.com Corporation. The offer was scheduled to expire at 12:00 midnight, April 25, 2002.

     Network Associates will host a conference call on April 25, 2002 at 8:30 a.m. Eastern, 5:30 a.m. Pacific. Participants should call 877-917-4911 (U.S.) or 312-470-0117 (international), pass code: NET. Attendees should dial in at least 15 minutes prior to the conference call. A playback of the call will be available through May 24, 2002 by calling 800-819-5743 (U.S.) or 402-280-1647
(international), passcode: NET.


    About Network Associates

    With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.nai.com.

    Safe Harbor Statement

    The foregoing news release contains forward-looking statements including but not limited to forward-looking statements regarding the nature and scope of the internal accounting investigation and of Network Associates' restatement of financial statements. Results may vary, perhaps materially, from those contained in the forward-looking statements in this news release. Factors that could cause results to differ include the possible discovery of additional accounting inaccuracies that require restatement for time periods (including interim periods) other than 1999 and 2000 and discussions with, or actions required by, the Securities and Exchange Commission. More information on risks and uncertainties related to the company and its business may be found in the company's quarterly and annual reports filed with the United States Securities and Exchange Commission.

     NOTE: Network Associates, McAfee, Sniffer and Magic Solutions are registered trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

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SOURCE  Network Associates, Inc.

    -0-                             04/25/2002

/CONTACT: Jennifer Keavney, +1-408-346-3278, or investors, Kelly Blough, +1-408-346-3481, both of Network Associates/

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